Exhibit 10.2

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is effective as of May 4, 2026 (the “Separation Date”) and is entered into by and between CEA Industries, Inc., a Nevada corporation (the “Company”) and Anthony K. McDonald (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.” The Parties have entered into an Executive Employment Agreement effective November 24, 2021 (the “Employment Agreement”) and the Company hereby terminates Executive’s employment effective on the Separation Date pursuant to such Employment Agreement as set forth herein. Terms not otherwise defined in this Agreement shall have the meaning set forth in the Employment Agreement.

TERMS AND CONDITIONS

1. Termination of Employment and Officer Status. The employment of Executive by the Company is hereby terminated effective on the Separation Date, and such termination shall be treated as a termination of employment by the Company without Cause for purposes of the Employment Agreement. Effective as of the Separation Date, Executive shall cease to serve in the position of President of the Company. Accordingly, effective as of the Separation Date, Executive hereby resigns from all officer and other non-director positions he holds with the Company and any of the Company’s subsidiaries or affiliates. While the Parties agree that such resignations are intended to be self-effectuating, Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignations.

2. Cessation of Service on Board of Directors. Executive’s service as a member of the Board of Directors of the Company (the “Board”), and as a member of the board of directors or other governing body of any Company subsidiary or affiliate, shall cease immediately upon execution of this Agreement, and this Section 2 shall constitute a resignation notice for such purpose.

3. Severance Payments. Subject to Executive’s execution and non-revocation of this Agreement, including the General Release set forth below, and subject to Executive’s compliance with the terms and conditions of this Agreement and the Employment Agreement except as specifically modified in this Agreement, the Company and Executive agree that the Severance Payments payable to Executive shall be as set forth below rather than as set forth in Section 8(ii) or otherwise of the Employment Agreement: an aggregate of $250,000 payable in substantially equal bi-weekly installments for twelve (12) months commencing with the first payroll period that immediately follows the completion of both the Consideration Period (as defined in Section 6) and the Revocation Period (as defined in Section 6) and concluding twelve (12) months thereafter, in accordance with the Company’s normal payroll practices. Executive shall not be entitled to any pro rata or other portion of the Annual Bonus for 2026.

Executive acknowledges and agrees that this Section 3 together with (i) Executive’s Base Salary through the Separation Date, (ii) the right to continue health care benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended (COBRA), at Executive’s sole cost, to the extent required and available by law, (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to the Employment Agreement, but for which Executive has not yet been reimbursed, and (iv) benefits under the 401(k) and health benefit plan pursuant to such plans based on employment through the Separation Date, sets forth all of Executive’s rights with respect to Section 8 of the Employment Agreement. In addition, the Company shall directly pay Executive’s reasonable legal fees and costs actually incurred in connection with the negotiation of this Agreement in an amount not to exceed $10,000.

4. Equity Awards. Executive is entitled to rights under equity awards as set forth in Appendix I. Executive acknowledges and agrees that Appendix I hereto accurately and definitively sets forth his rights with respect to any equity awards.

5. General Release of Claims.

(a) Release by Executive. In consideration of the payments and benefits provided under this Agreement, the sufficiency of which Executive expressly acknowledge, Executive, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors, and assigns (all of the foregoing collectively, the “Releasing Parties”), hereby fully, finally, irrevocably, and unconditionally releases, acquits, and forever discharges the Company, its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective current and former directors, officers, shareholders, members, managers, employees, agents, attorneys, insurers, and representatives, in their individual and official capacities (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or fixed, at law or in equity, which any Releasing Party ever had, now has, or hereafter can, shall, or may have against any Company Released Party, arising out of or relating to the employment or service of Executive by the Company, from the beginning of time through the date of execution of this Agreement, including without limitation:

(i) any and all claims arising out of or relating to the employment or service of Executive by the Company, or the termination thereof;

(ii) any and all claims for unpaid or additional compensation, salary, consulting fees, bonuses, incentive compensation, equity, commissions, severance, benefits, expense reimbursements, or remuneration of any kind whatsoever;

(iii) any and all claims arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to any claims under the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Uniformed Services Employment and Reemployment Rights Act, the Colorado Anti-Discrimination Act; the Colorado Wage Act, Colorado’s Lawful Activities Statute, the Colorado Chance to Compete Act, the Colorado Healthy Families and Workplaces Act, Colorado FAMLI, the Public Health Emergency Whistleblower Act, the Colorado Personnel Files Employee Inspection Right Statute, the Colorado Job Application Fairness Act; the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Wage Act, any Colorado Overtime and Minimum Pay Standards Order, the Colorado Equal Pay Act, any other Colorado Labor Statutes, or the Constitutions of the State of Colorado and the United States; provided, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

(iv) any and all claims arising under common law, including without limitation claims for breach of contract (express or implied), breach of the implied covenant of good faith and fair dealing, promissory estoppel, unjust enrichment, quantum meruit, wrongful termination, retaliation, defamation, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress, invasion of privacy, or any other tort or quasi-tort claim;

(v) any and all claims for injunctive relief, declaratory relief, or other equitable relief of any kind; and

(vi) any and all claims for damages of any kind, including compensatory, consequential, punitive, or exemplary damages, attorneys’ fees, costs, or disbursements.

Notwithstanding the foregoing, this Release shall not apply to: (A) any rights or obligations arising under this Agreement, including the Company’s payment obligations hereunder; (B) any rights of the Executive in his capacity as a stockholder of the Company; (C) indemnification rights under the indemnification agreement dated as of November 2, 2025 between the Company and Executive (the “Indemnification Agreement”); (D) any claims arising from events occurring after the date of execution of this Agreement; or (E) any other claims that Executive cannot release as a matter of law (e.g., unemployment benefits, workers’ compensation benefits, or vested benefits under the Company’s 401(k) or health benefit plans).

Executive understands and agrees that this Release is intended to include all claims, if any, covered herein that Executive may have and not now know or suspect to exist in Executive’s favor against any Company Released Party and that this Release extinguishes such claims. Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Release, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

Executive represents and warrants that he has not assigned, transferred, or purported to assign or transfer to any person or entity any claim or portion thereof released herein, and that no other person or entity has any interest in any such claims. Executive further represents and warrants that he is not aware of any claims against any Company Released Party other than those fully and finally released herein.

The release set forth in this Section is intended to be as broad as the law permits, and Executive expressly waives any right to assert, and covenant not to sue upon, any claim released herein. In addition to any other remedies available under applicable law, in the event that Executive has committed, threatens to commit, and/or commits a breach of any term, condition, or covenant in this Agreement, including, but not limited, to this covenant not to sue, Executive shall, to the extent permitted by applicable law, forfeit any remaining Severance Payments, repay the gross monetary value of any previously paid Severance Payments, and further pay to the Company all of their reasonable costs and expenses, including reasonable fees, incurred in enforcing the terms of this Agreement and/or defending any action(s). The Parties agree that such repayment is reasonable in light of the damages that the Company would incur and is not a penalty.

(b) Exclusions. Notwithstanding the foregoing, nothing in this Section shall release any Party from obligations expressly set forth in this Agreement, or release any claims that cannot be waived as a matter of applicable law, including the right to file a charge with a government agency (though each Party waives the right to any monetary recovery in connection therewith to the fullest extent permitted by law).

6. Review of Release and Agreement. Executive agrees and acknowledges that he has been given a reasonable and sufficient period of time to consider this Agreement before signing, that he has been advised to consult with an attorney of his choice prior to executing this Agreement and has done so to the extent he deemed appropriate, and that he enters into this Agreement knowingly, voluntarily, and of his own free will. Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); (iii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iv) has been advised by the Company to consult with an attorney and has had an opportunity to consult with an attorney before signing this Agreement; and (v) was given at least twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”). For a period of seven (7) days immediately after Executive signs this Agreement (the “Revocation Period”), Executive may, in Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to David Namdar at namdar@ceaindustries.com. If Executive rescinds this Agreement within the Revocation Period, or if Executive does not sign this Agreement by May 25, 2026, which is no less than twenty-one (21) days after this Agreement was provided to Executive, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. Executive and the Company agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period, as permitted under applicable law. If Executive does not rescind this Agreement within the Revocation Period, this Agreement shall become final and binding and shall be irrevocable.

7. Exceptions. Notwithstanding anything in this Agreement or the Employment Agreement that could be construed to the contrary, nothing in this Agreement or the Employment Agreement shall limit the ability of the Company or Executive (or their respective attorneys) to initiate communications directly with, respond to any inquiry from, volunteer information to, or provide testimony before the Securities and Exchange Commission, the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement or the Employment Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that, in each case, no such person is required to advise or seek permission from the Company before or after engaging in any such activity. Each of the Parties further acknowledges that, in connection with any such activity described above, the Company and Executive must inform such authority of the confidential nature of any confidential information that it provides, and it is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Each Party is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, nothing in this Agreement or the Employment Agreement prohibits the Company or Executive from testifying truthfully in an administrative, legislative or judicial proceeding when compelled by law or from providing documents pursuant to a court order, subpoena, or other compulsory legal process, provided that the Company or Executive (unless prohibited by law) first provides the Company or the Executive, as applicable, with prior notice of such legal compulsion to afford such person an opportunity to seek a protective order preventing or limiting such disclosure. In addition, nothing in this Agreement prevents the Company or Executive from discussing or disclosing information about any alleged discriminatory or unfair employment practice, and Executive represents and warrants that Executive is not aware of any such alleged discriminatory or unfair employment practice. Employee hereby understands, acknowledges, and agrees that this Agreement does not contain a “nondisclosure provision” as that term is defined under Colorado law, C.R.S.A. § 24-34-407. Further, the Company shall not be restricted from making truthful statements with respect to the Executive when required by law, including, without limitation, the Company’s obligations with respect to filings with the Securities and Exchange Commission or other applicable authorities.

8. Non-Assistance to Litigants. Executive agrees that he will not aid, advise or otherwise assist any competitor or potential competitor of the Company, current or prospective stockholder or other investor in the Company, litigant or potential litigant against the Company (each, a “Potential Adverse Party” and, for the avoidance of doubt, this defined term excludes any governmental or regulatory authority) in asserting, prosecuting, or defending any claim, or making any other demands, against the Company, or in taking any actions to influence the management or directors of the Company, and, further, Executive shall promptly notify the Company if, at any time within the twelve (12) month period following the Separation Date, Executive is approached by any Potential Adverse Party to provide assistance concerning any such matters; provided, however, that the preceding language shall not limit Executive’s ability to (i) make truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) request or receive confidential legal advice; (iii) cooperate, participate, or file charges with any federal, state or local government agency; (iv) report suspected violations of law; (v) enforce this Agreement or any other agreement between Executive and the Company or (vi) exercise Executive’s rights as a stockholder of the Company.

9. Confidentiality. Executive agrees that the facts and matters giving rise to this Agreement (collectively, “Separation Information”) are and shall remain confidential to the maximum extent permitted by applicable law. Executive shall not, directly or indirectly, discuss, disclose, or publish the Separation Information to anyone, in any forum, through any means. Executive may disclose the Separation Information as permitted in Section 7 of this Agreement. Only if compelled by lawful court order or subpoena may Executive otherwise disclose the Separation Information. Executive may not utilize others to disclose the Separation Information on Executive’s behalf, and Executive may not post, blog, use social media, or otherwise participate in or contribute to any book, article, interview, podcast, or other media that would result in the disclosure of Separation Information. Nothing in this Section 9 shall prohibit Executive from publicly stating or discussing his dates of employment with the Company, the positions he held while employed, and a general description of his duties and accomplishments and the general fact that the Parties separated on mutually agreeable terms. The press release regarding Executive’s termination of employment, cessation of Board service and this Agreement shall be subject to Executive’s review and reasonable comment.

10. Section 409A; Mitigation of Application of Code Section 280G and Code Section 4999; Successors and Assigns; Alternate Dispute Resolution; Governing Law; Miscellaneous; Activity Restrictions; Executive Covenants. The Company and Executive agree that the provisions of Section 10 (Section 409A), Section 11 (Mitigation of Application of Code Section 280G and Code Section 4999), Section 13 (Successors and Assigns), Section 14 (Alternative Dispute Resolution) and Sections 15(iii) (Waiver), (iv) (Construction), (v) (Notices), (vii) (Governing Law), (viii) (Equitable Relief), (ix) (Cooperation in Future Matters), (x) (Withholding), (xi) (Survival) and (xii) (Execution and Counterparts) of the Employment Agreement shall apply to this Agreement. The Company and Executive also agree that except as specifically modified by this Agreement, Section 12 (Activity Restrictions; Executive Covenants) including, without limitation, Section 12(ix) (Non-Disparagement) shall continue to apply as though included in this Agreement.

11. Employment Agreement and Other Agreements. The non-competition provision of Section 12(vii) of the Employment Agreement is waived, released and of no further force or effect as to Executive. To the extent that there is any conflict between the terms and conditions set forth in this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions of this Agreement shall control. All terms of the Employment Agreement that are not specifically modified by this Agreement shall remain in full force and effect. In addition, nothing in this Agreement supersedes or replaces any other obligation Executive has to the Company or any of its subsidiaries or affiliates including, without limitation, with respect to cooperation, nondisparagement, confidentiality, non-disclosure or the assignment of intellectual property rights, which obligations and agreements remain in full force and effect. This Agreement (including Appendix 1 thereto) and the Employment Agreement constitute the entire agreement with respect to the subject matter hereof, and shall supersede any prior or contemporaneous oral or written agreements, understandings or communications or past courses of dealing between Company and Executive with respect to the subject matter hereof. In the event of a conflict between Appendix I of this Agreement and any award agreements, the terms of Appendix I of this Agreement shall control. Notwithstanding the foregoing, this Agreement does not supersede, amend, replace, or limit the Indemnification Agreement, which shall remain in full force and effect in accordance with its terms.

12. Captions; Interpretation. All captions and headings in this Agreement are for the purposes of reference and convenience only, and shall not limit or expand the provisions of this Agreement. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties or authorized representatives thereof have duly executed this Agreement as of the Separation Date.

COMPANY:

By:	/s/ David Namdar
Name:	David Namdar
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Anthony K. McDonald
Anthony K. McDonald

APPENDIX I

[Omitted.]